Exhibit 4.2

As of December 31, 2021, Onex Falcon Direct Lending BDC Fund (“we,” “our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares of beneficial interest, par value $0.001 (the “Common Shares”). In this exhibit, references to “we,” “us” and “our” refer only to the Company and not any of its subsidiaries.

Description of Securities

The following description of our common shares is a summary of the material terms and provisions that apply to our common shares. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our Second Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), which is incorporated by reference into our Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to carefully review our Declaration of Trust for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares, 10,287,109 of which are outstanding as of March 31, 2022, and an unlimited number of shares of preferred shares, par value $0.01 per share. None of Common Shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks).

Common Shares

Under the terms of the Company’s Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Dividends and distributions may be paid to shareholders if, as and when authorized by the Board of Trustees and declared by the Company out of funds legally available therefore. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, the Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except that, in order to avoid the possibility that the Company’s assets could be treated as “plan assets,” the Company may require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Trustees. In the event of liquidation, dissolution or winding up, each share of the Common Shares would be entitled to share pro rata in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of the Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the shareholders will possess exclusive voting power. There will be no cumulative voting in the election of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election except in the case of a “contested election” (as defined in the Company’s bylaws), in which case Trustees will be elected by a majority of the votes cast in the contested election of Trustees. Pursuant to the Company’s Declaration of Trust, the Company’s Board of Trustees may amend the bylaws or the Declaration of Trust to alter the vote required to elect trustees without shareholder approval.

Preferred Shares

Under the terms of the Declaration of Trust, our Board of Trustees is authorized to issue preferred shares in one or more series without Shareholder approval. Prior to the issuance of shares of each series, our Board of Trustees is required by the Declaration of Trust to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each series. The 1940 Act limits our flexibility as certain rights and preferences of the preferred shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to shares, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and preferred shares, of at least 150%; and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two trustees at all times and to elect a majority of the trustees if and for so long as dividends on the preferred shares are unpaid in an amount equal to two full years of dividends on the preferred shares.

Transfer and Resale Restrictions

Shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any Shares unless (i) the Adviser and, if required by our lending arrangements, our lenders give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder.

Redemptions by the Company

Each Common Share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then current NAV per Common Share of the Company determined in accordance with the Declaration of Trust at any time if the Trustees determine in their sole discretion that a shareholder has breached any of its representations or warranties contained in such shareholder’s Subscription Agreement with the Company, and upon such redemption the holders of the Common Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware, on April 27, 2021, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Agreement to be Bound by the Declaration of Trust; Power of Attorney

By subscribing for the Common Shares, investors will be deemed to have agreed to be bound by the terms of the Declaration of Trust. Pursuant to the Declaration of Trust, each shareholder and each person who acquires Common Shares from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Board of Trustees the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Declaration of Trust.

Action by Shareholders

The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and does not intend to do so. Special meetings called by the Trustees will be limited to the purposes for any such special meeting set forth in the notice thereof. Special meetings shall be called by any Trustee for any proper purpose upon written request of shareholders of the Company holding in the aggregate not less than thirty-three and one-third percent (331/3%) of the outstanding Common Shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called by any Trustee at the request of shareholders for the purpose of electing Trustees or removing the Adviser, written request of shareholders of the Trust holding in the aggregate not less than fifty-one percent (51%) of the outstanding Common Shares of the Trust or class or series of Common Shares having voting rights on the matter shall be required. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals consider at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting.

A Trustee may be removed with or without cause by the shareholders then entitled to vote in an election of such Trustee.

Amendment of the Declaration of Trust; No Approval by Shareholders

The Trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust by making an amendment, a Declaration of Trust supplemental thereto or an amended and restated Declaration of Trust. Shareholders shall only have the right to vote: (i) on any amendment which would affect their right to vote granted in the Declaration of Trust, (ii) on any amendment to the amendment provision of the Declaration of Trust and (iii) on any amendment submitted to them by the Trustees. In addition, the Trustees shall have the authority to classify the Board of Trustees, to impose advance notice provisions for Trustee nominations or for shareholder proposals and to require super-majority approval of transactions with significant shareholders or other provisions that may be characterized as anti-takeover in nature. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees for adoption.

Merger, Conversion, Sale or Other Disposition of Assets

The Board of Trustees may, without the approval of holders of our outstanding Common Shares, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board of Trustees also may, without the approval of holders of our outstanding Common Shares, cause and approve a merger, conversion or other reorganization of the Company. The Board of Trustees may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without shareholder approval. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act or if such a transaction is otherwise reasonably anticipated to result in a material dilution of the NAV per share of the Company.

Derivative Actions

No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Common Shares join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of

Board of Trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such counsel and advisors in the event that the Board of Trustees determines not to bring such action. The conditions on a shareholder’s ability to bring a derivative action do not apply to claims arising under the federal securities laws. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more trustees to consider a shareholder demand.

Exclusive Delaware Jurisdiction

Each trustee, each officer and each person legally or beneficially owning a Common Share or an interest in a Common Share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board of Trustees, or of officers or the Board of Trustees to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Board of Trustees or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Term of the Company

The Company is non-exchange traded, meaning its Common Shares are not listed for trading on a stock exchange or other securities market and a perpetual-life BDC, meaning it is an investment vehicle of indefinite duration, whose Common Shares are intended to be sold by the Company quarterly on a continuous basis at a price generally equal to the Company’s quarterly NAV per share; however, the Company may sell Common Shares intra-quarter. In our perpetual-life structure, we may offer investors an opportunity to repurchase their shares on a quarterly basis, but we are not obligated to offer to repurchase any in any particular quarter in our discretion. We believe that our perpetual nature enables us to execute a patient and opportunistic strategy and be able to invest across different market environments. This may reduce the risk of the Company being a forced seller of assets in market downturns compared to non-perpetual funds. While we may consider a liquidity event at any time in the future, we currently do not intend to undertake a liquidity event, and we are not obligated by our charter or otherwise to effect a liquidity event at any time. The Company will not list its Common Shares on a national securities exchange unless the holders of a majority of the outstanding Common Shares vote to approve such listing.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP.